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                     May 11, 2021

       Allen Campbell
       Chief Financial Officer
       Verso Corp
       8540 Gander Creek Drive
       Miamisburg, Ohio 45342

                                                        Re: Verso Corp
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-34056

       Dear Mr. Campbell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing